Exhibit 10.4

April 22, 2005

Mr. Roger Arwood
7105 W. Augusta Blvd.
Yorktown, Indiana 47396

Dear Roger:

On behalf of Gold Banc Corporation, Inc. (Gold Banc), I am pleased to offer you the position of President, Gold Bank – Kansas and Executive Vice President, Chief Business Banking Officer of Gold Banc. Details of your offer include:

•	A semi-monthly salary of $11,041.66, which annualizes to $265,000.
•	An annual bonus opportunity, of up to 55% of your base salary, based upon the company’s performance and your performance. The parameters for obtaining this bonus will be established by management, with your input, upon your employment.
•	A grant of 24,000 shares of restricted stock and 16,000 shares of restricted stock units to be issued following approval at the next Corporate Board of Directors Meeting.
•	Relocation Assistance will be provided per Gold Banc’s Relocation Policy. (A copy of the policy is enclosed.)
•	A Change of Control Agreement will be provided that will allow for a payment equal to 1 year of base salary in the event that your employment is terminated within 24 months of a corporate change of control.
•	Eligibility to participate in our Health and Welfare Plans, once eligibility requirements are met.
•	Eligibility to participate in the Company 401k plan, which currently provides a match of $.50 on the $1.00 for the first 5% of voluntary contribution.
•	Eligibility to participate in the Company’s Section 125 (Flexible Spending Accounts) for Medical and Dependent Care expenses.
•	Life insurance in the amount of 5 times your annual salary to a maximum of $400,000.

It is important to note that Gold Banc Corporation, Inc. reserves the right to modify and/or discontinue the benefits it provides, premium amounts it pays, eligibility rules, and other provisions of these benefit plans, for any reason, without notice.

With the acceptance of our offer, it is anticipated that your employment will commence on or about June 1, 2005. In consideration of this offer, it is expected that you will execute and return the enclosed Confidentiality Agreement. In addition, this letter and its attachments should not be construed as a contract for employment, or for any length of employment. This offer is contingent upon satisfactory completion of a drug test. Continued employment is contingent upon satisfactory results of a FBI fingerprint check.

Roger, on behalf of the senior management of Gold Banc Corporation, Inc., we are very pleased to extend this offer to you. We hope that your association with us will be long and rewarding. Please indicate your comprehension and acceptance of this offer by signing below and returning a completed, signed copy of this letter in the envelope provided. This offer will expire if a response is not received on or before May 3, 2005.

Sincerely,

Ted Lister
Senior Vice President
Human Resources

I accept this offer of employment.

/s/ Roger Arwood	May 9, 2005
Roger Arwood	Date

Cc: Mick Aslin

Enclosures